                                                                    EXHIBIT 10.1

                             BRIDGE CREDIT AGREEMENT

                            DATED AS OF APRIL 1, 2005

                                      AMONG

                            NUVEEN INVESTMENTS, INC.,

                         VARIOUS FINANCIAL INSTITUTIONS

                                       AND

                          CITICORP NORTH AMERICA, INC.,

                             AS ADMINISTRATIVE AGENT

                         CITIGROUP GLOBAL MARKETS, INC.,

                                   AS ARRANGER

                                TABLE OF CONTENTS

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
ARTICLE I             DEFINITIONS............................................................................     6

         1.1      Certain Defined Terms......................................................................     6

         1.2      Other Interpretive Provisions..............................................................    20

         1.3      Accounting Principles......................................................................    21

ARTICLE II            THE CREDITS............................................................................    21

         2.1      Amounts and Terms of Commitments...........................................................    21

         2.2      Loan Accounts..............................................................................    21

         2.3      Procedure for Drawdowns....................................................................    22

         2.4      Conversion and Continuation Elections......................................................    23

         2.5      Termination or Reduction of Commitments....................................................    24

         2.6      Prepayments................................................................................    24

         2.7      Repayment..................................................................................    25

         2.8      Interest...................................................................................    25

         2.9      Fees.......................................................................................    26

         2.10     Computation of Fees and Interest...........................................................    26

         2.11     Payments by the Borrower...................................................................    27

         2.12     Payments by the Banks to the Agent.........................................................    27

         2.13     Sharing of Payments, Etc...................................................................    28

ARTICLE III           TAXES, YIELD PROTECTION AND ILLEGALITY.................................................    29

         3.1      Taxes......................................................................................    29

         3.2      Illegality.................................................................................    30

         3.3      Increased Costs and Reduction of Return....................................................    30

         3.4      Funding Losses.............................................................................    31

         3.5      Inability to Determine Rates...............................................................    31

         3.6      Certificates of Banks......................................................................    32

         3.7      Substitution of Banks......................................................................    32

         3.8      Survival...................................................................................    32

ARTICLE IV            CONDITIONS PRECEDENT...................................................................    32

         4.1      Conditions of Initial Loans................................................................    32

         4.2      Conditions to All Drawdowns................................................................    33

         4.3      Failure to Satisfy Conditions Precedent....................................................    34

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
ARTICLE V             REPRESENTATIONS AND WARRANTIES.........................................................    34

         5.1      Corporate Existence; Conduct of Business...................................................    34

         5.2      Authorization and Validity.................................................................    34

         5.3      Compliance with Laws and Contracts.........................................................    35

         5.4      Governmental Consents......................................................................    35

         5.5      Financial Statements.......................................................................    35

         5.6      Material Adverse Change....................................................................    36

         5.7      Taxes......................................................................................    36

         5.8      Litigation and Contingent Obligations......................................................    36

         5.9      Subsidiaries...............................................................................    36

         5.10     ERISA......................................................................................    36

         5.11     Defaults...................................................................................    37

         5.12     Federal Reserve Regulations................................................................    37

         5.13     Investment Company; Public Utility Holding Company.........................................    37

         5.14     Certain Fees...............................................................................    37

         5.15     Ownership of Properties....................................................................    37

         5.16     Material Agreements........................................................................    38

         5.17     Insurance..................................................................................    38

         5.18     Disclosure.................................................................................    38

         5.19     Solvency...................................................................................    38

         5.20     Senior Debt................................................................................    38

ARTICLE VI            COVENANTS..............................................................................    38

         6.1      Financial Reporting........................................................................    38

         6.2      Use of Proceeds............................................................................    40

         6.3      Notice of Default..........................................................................    40

         6.4      Conduct of Business........................................................................    40

         6.5      Taxes......................................................................................    41

         6.6      Insurance..................................................................................    41

         6.7      Compliance with Laws; Material Contractual Obligations.....................................    41

         6.8      Maintenance of Properties..................................................................    41

         6.9      Inspection.................................................................................    41

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
         6.10     Ownership of Subsidiaries..................................................................    42

         6.11     Indebtedness...............................................................................    42

         6.12     Merger.....................................................................................    43

         6.13     Sale of Assets.............................................................................    43

         6.14     Sale of Accounts...........................................................................    43

         6.15     Investments and Purchases..................................................................    43

         6.16     Contingent Obligations.....................................................................    44

         6.17     Liens......................................................................................    44

         6.18     Affiliates.................................................................................    45

         6.19     Change in Corporate Structure; Fiscal Year.................................................    45

         6.20     Inconsistent Agreements....................................................................    45

         6.21     Financial Covenants........................................................................    45

         6.22     ERISA Compliance...........................................................................    46

ARTICLE VII           DEFAULTS...............................................................................    46

         7.1      The occurrence of any one or more of the following events shall constitute an Event of
                  Default:...................................................................................    46

         7.2      Remedies...................................................................................    48

         7.3      Rights Not Exclusive.......................................................................    48

ARTICLE VIII          THE AGENT..............................................................................    48

         8.1      Appointment and Authorization of Agent.....................................................    48

         8.2      Delegation of Duties.......................................................................    49

         8.3      Liability of Agent.........................................................................    49

         8.4      Reliance by Agent..........................................................................    49

         8.5      Notice of Default..........................................................................    50

         8.6      Credit Decision; Disclosure of Information by Agent........................................    50

         8.7      Indemnification of Agent...................................................................    51

         8.8      Agent in its Individual Capacity...........................................................    51

         8.9      Successor Agent............................................................................    51

         8.10     Other Agents...............................................................................    52

         8.11     Withholding Tax............................................................................    52

         8.12     Agent May File Proofs of Claim.............................................................    53

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
ARTICLE IX            MISCELLANEOUS..........................................................................    54

         9.1      Amendments and Waivers.....................................................................    54

         9.2      Notices....................................................................................    55

         9.3      No Waiver; Cumulative Remedies.............................................................    56

         9.4      Costs and Expenses.........................................................................    56

         9.5      Indemnity..................................................................................    56

         9.6      [RESERVED.]................................................................................    57

         9.7      Payments Set Aside.........................................................................    57

         9.8      Successors and Assigns.....................................................................    57

         9.9      Assignments, Participations, etc...........................................................    57

         9.10     Confidentiality............................................................................    59

         9.11     Set-off....................................................................................    60

         9.12     Automatic Debits of Fees...................................................................    60

         9.13     Notification of Addresses, Lending Offices, Etc............................................    60

         9.14     Counterparts...............................................................................    60

         9.15     Severability...............................................................................    60

         9.16     No Third Parties Benefitted................................................................    60

         9.17     Governing Law and Jurisdiction.............................................................    60

         9.18     Waiver of Jury Trial.......................................................................    61

         9.19     Entire Agreement...........................................................................    61

         9.20     USA PATRIOT ACT NOTIFICATION...............................................................    62
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

SCHEDULES

Schedule 1.1      Pricing Grid
Schedule 2.1      Commitments
Schedule 5.9      Subsidiaries
Schedule 5.10     ERISA
Schedule 6.11     Existing Indebtedness
Schedule 9.2      Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A         Form of Notice of Drawdown
Exhibit B         Form of Notice of Conversion/Continuation
Exhibit C         Form of Compliance Certificate
Exhibit D-1       Form of Legal Opinion of Borrower's Outside Counsel
Exhibit D-2       Form of Legal Opinion of Borrower's General Counsel
Exhibit E         Form of Assignment and Acceptance
Exhibit F         Form of Promissory Note

                             BRIDGE CREDIT AGREEMENT

      This BRIDGE CREDIT AGREEMENT (this "Agreement") is entered into as of April 1, 2005 among Nuveen Investments, Inc., a Delaware corporation (the "Borrower"), the several financial institutions from time to time party to this Agreement (collectively the "Banks" and individually each a "Bank") and CITICORP NORTH AMERICA, INC. ("CNAI"), as administrative agent for the Banks.

      WHEREAS, the Banks have agreed to make available to the Borrower a term loan facility upon the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      1.1 Certain Defined Terms. The following terms have the following meanings:

            "Advance" means a Federal Funds Rate Advance or an Offshore Rate Advance, each of which is a "Type" of Advance.

            "Advisers Act" means the Investment Advisers Act of 1940, as amended.

            "Affected Bank" has the meaning specified in Section 3.7.

            "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Agent" means CNAI in its capacity as administrative agent for the Banks hereunder, and any successor agent arising under Section 8.9.

            "Agent-Related Persons" means CNAI and any successor agent arising under Section 8.9, together with their respective Affiliates (including, in the case of CNAI, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

            "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent, or such other address as the Agent may from time to time specify.

            "Aggregate Commitment" means the aggregate amount of the Commitments of all Banks.

            "Agreement" has the meaning specified in the introductory clause hereto.

            "Annual Operating Cash Flow" means, as of the last day of any fiscal quarter, EBITDA for the four consecutive fiscal quarters then ended.

            "Applicable Facility Fee Rate" means the rate set forth on the Pricing Grid for the applicable Pricing Level.

            "Applicable Margin" means the rate set forth on the Pricing Grid for the applicable Pricing Level.

            "Approved Fund" means any Fund that is administered or managed by
      (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank

            "Arranger" means Citigroup Global Markets Inc., a New York corporation.

            "Assignee" has the meaning specified in Section 9.9(a).

            "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

            "Bank" has the meaning specified in the introductory clause hereto.

            "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

            "Borrower" has the meaning specified in the introductory clause hereto.

            "Borrowing" means a group of Advances of all Banks of the same Type made, continued or converted on the same day, and, in the case of Offshore Rate Advances, having the same Interest Period.

            "Business Day" means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and (b) if the applicable Business Day relates to any Offshore Rate Advance, means any such day on which dealings are carried on in the applicable offshore dollar interbank market.

            "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

            "CFTC" means the Commodities Future Trading Commission and any successor entity.

            "Change of Control" means (a) the acquisition by any Person (excluding St. Paul at any time prior to the consummation of the Stock Repurchase and related transactions to complete the divestiture by St. Paul of its ownership interest in the Borrower), or two or more Persons acting in concert, including any acquisition effected by means of any transaction contemplated by Section 6.12, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 30% or more of the outstanding shares of voting stock of the Borrower or (b) during any period of 25 consecutive calendar months, commencing on August 7, 2003, the ceasing of those individuals (the "Continuing Directors") who
      (i) were directors of the Borrower on the first day of each such period or
      (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower.

            "CNAI" has the meaning specified in the introductory clause hereto.

            "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Banks (or, in the case of Section 4.1(e), waived by the Person entitled to receive such payment).

            "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

            "Commitment" means, with respect to any Bank, such Bank's commitment to make a Loan to the Borrower pursuant to Section 2.1.

            "Commitment Termination Date" means the earliest to occur of:

            (a) the later of October 31, 2005 and the Settlement Date as defined in the Repurchase Agreement dated as of March 29, 2005 between the Borrower and St. Paul (without giving effect to any amendment thereto);

            (b) such other date on which the Commitments terminate in accordance with the provisions of this Agreement; and

            (c) the Maturity Date.

            "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

            "Contingent Obligation" means, as to any Person, any direct or indirect liability of such Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Rate Hedging Obligations. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

            "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

            "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

            "Conversion/Continuation Date" means any date on which, under
      Section 2.4, the Borrower (a) converts Advances of one Type to the other Type, or (b) continues Offshore Rate Advances having Interest Periods expiring on such date for a new Interest Period.

            "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

            "Distribution Receivables" means advanced sales commissions reflected on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP representing fees, commissions or other amounts payable by registered investment companies sponsored or advised by Nuveen Investments or any Affiliate thereof relating to the distribution of such investment companies' shares.

            "Dollars", "dollars" and "$" each mean lawful money of the United States.

            "Drawdown Date" means any date on which a drawdown occurs under
      Section 2.3.

            "EBITDA" means, for any period, Net Income for such period from continuing operations, plus, to the extent deducted in determining such Net Income, (a) income and franchise taxes paid or accrued during such period, (b) interest expense accrued during such period and (c) amortization and depreciation and other non-cash charges for such period.

            "Eligible Assignee" means (a) a Bank; (b) an Affiliate of a Bank;
      (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

            "ERISA" means the Employee Retirement Income Security Act of 1974.

            "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

            "Event of Default" means any of the events or circumstances specified in Section 7.1.

            "Exchange Act" means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

            "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Citibank, N.A. on such day on such transactions as determined by the Agent.

            "Federal Funds Rate Advance" means a tranche of a Loan that bears interest based on the Federal Funds Rate.

            "Fee Letter" has the meaning specified in Section 2.9(a).

            "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

            "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

            "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination, consistently applied.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

            "Indebtedness" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations of such Person with respect to Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to capital leases; (g) all Rate Hedging Obligations of such Person; (h) in the case of the Borrower, all obligations with respect to forward contracts providing for the purchase from St. Paul of up to $400,000,000 of capital stock of the Borrower; (i) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

            "Indemnified Party" has the meaning specified in Section 9.5.

            "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or
      (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

            "Interest Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (a) Annual Operating Cash Flow for the period of four fiscal quarters ending on such day to (b) interest expense for the Borrower and its Subsidiaries on a consolidated basis accrued during such period.

            "Interest Payment Date" means (a) as to any Offshore Rate Advance, the last day of each Interest Period applicable to such Advance and, if such Interest Period exceeds three months, the date that falls three months after the beginning of such Interest Period, and (b) as to any Federal Funds Rate Advance, the first Business Day of each January, April, July and October and each date on which such Advance is converted into an Offshore Rate Advance.

            "Interest Period" means, as to any Offshore Rate Advance, the period commencing on the date on which such Advance is made or on the Conversion/Continuation Date on which such Advance is converted into or continued as an Offshore Rate Advance, and ending on the date one or two week(s) or one, two, three or six months thereafter as selected by the Borrower in a Notice of Drawdown or Notice of Conversion/Continuation; provided that:

                  (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (c) no Interest Period for any Advance shall extend beyond the
            Maturity Date.

            "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

            "Investment Company Act" means the Investment Company Act of 1940.

            "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

            "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office", "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 9.2 (or in the assignment agreement pursuant to which such Bank became a party thereto), or such other office or offices as such Bank may from time to time notify the Borrower and the Agent.

            "Leverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (a) Net Debt on such day to (b) Annual Operating Cash Flow for the period of four fiscal quarters ending on such day.

            "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance or lien (statutory or other) in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

            "Loan" has the meaning specified in Section 2.1.

            "Loan Documents" means this Agreement, any Note, the Fee Letter and all other documents delivered to the Agent or any Bank in connection herewith.

            "Majority Banks" means, at any time, Banks then having combined Pro Rata Shares in excess of 50%.

            "Margin Stock" has the meaning assigned to that term under Regulation U.

            "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

            "Maturity Date" means the earlier to occur of:

            (a) March 31, 2006; and

            (b) the date on which the Loans become due and payable in accordance with the provisions of this Agreement.

            "MSRB" means the Municipal Securities Rulemaking Board or any successor entity.

            "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any other member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

            "NASD" means the NASD Regulation, Inc.

            "Net Cash Proceeds" means (a) all cash proceeds received by the Borrower or any Subsidiary pursuant to any issuance of (i) equity securities or equity-linked securities (other than any issuance (A) to the Borrower or any Subsidiary (B) in the ordinary course of business in connection with employee compensation and stock option plans) or (ii) debt of the type described in Section 6.11(i)), in each case net of the direct costs relating to such issuance (including sales and underwriter's discounts and commissions, upfront fees and legal, accounting and investment banking fees); and (b) all cash proceeds received by the Borrower or any Subsidiary pursuant to any sale (or series of related sales) of assets (other than sales of inventory in the ordinary course of business) having a net book value in excess of $20,000,000, net of the direct costs relating to such sale.

            "Net Debt" means aggregate outstanding principal balance of all Indebtedness of the Borrower and its Subsidiaries required to be reflected on a consolidated balance sheet prepared in accordance with GAAP. Net Debt shall include, without duplication of any amount included above, all obligations of the Borrower and its Subsidiaries in respect of forward contracts providing for the purchase from St. Paul of up to $400,000,000 of capital stock of the Borrower, whether or not such obligations are reflected on a balance sheet of the Borrower.

            "Net Income" means, for any period with respect to the Borrower on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period.

            "Note" means a promissory note executed by the Borrower in favor of a Bank pursuant to Section 2.2(b), in substantially the form of Exhibit F.

            "Notice of Drawdown" means a notice in substantially the form of Exhibit A.

            "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

            "Nuveen Asset Management" means Nuveen Asset Management Inc., a Delaware corporation.

            "Nuveen Investments" means Nuveen Investments, LLC, a Delaware limited liability company.

            "NWQ Investment Management" means NWQ Investment Management, LLC, a Delaware limited liability company.

            "NYSE" means the New York Stock Exchange, Inc.

            "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to any Bank, the Agent or any other Indemnified Party, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

            "Offshore Rate" means for any Interest Period with respect to any Offshore Rate Advance, a rate per annum determined by the Agent pursuant to the following formula:

                                      Offshore Base Rate
            Offshore Rate =    ------------------------------------
                               1.00 - Eurodollar Reserve Percentage

                  Where "Offshore Base Rate" means, for such Interest Period:

                  (i) the rate per annum equal to the rate determined by the
            Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (iii) if the rates referenced in the preceding clauses (i) and
            (ii) are not available, the rate per annum determined by the Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Offshore Rate Advance being made, continued or converted by CNAI in its capacity as a Bank and with a term equivalent to such Interest Period would be offered by Citibank, N.A.'s London Branch or London Affiliate to major banks in the applicable eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

                  The determination of the Offshore Rate by the Agent shall be conclusive in the absence of manifest error.

                  "Eurodollar Reserve Percentage" means, for any day during any
            Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding Offshore Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage. The determination of the Eurocurrency Reserve Percentage by the Agent shall be conclusive in the absence of manifest error.

            "Offshore Rate Advance" means a tranche of a Loan that bears interest based on the Offshore Rate.

            "Other Credit Agreements" means, collectively, the 364-Day Revolving Credit Agreement and the 3-Year Revolving Credit Agreement, each dated as of August 7, 2003 among the Borrower, Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as documentation agent, and the other financial institutions party thereto.

            "Other Taxes" has the meaning specified in Section 3.1(b).

            "Participant" has the meaning specified in Section 9.9(e).

            "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

            "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

            "Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Borrower or any other member of the Controlled Group may have any liability.

            "Pricing Grid" means the Pricing Grid set forth on Schedule 1.1.

            "Pricing Level" means the Pricing Level on the Pricing Grid which is applicable from time to time in accordance with Section 2.8(c).

            "Proceeds Application Amount" has the meaning specified in Section 2.6(b).

            "Pro Rata Share" means, for any Bank, the percentage which (a) the sum of such Bank's Commitment and the outstanding principal amount of such Bank's Loan is of (b) the Aggregate Commitment plus the outstanding principal amount of all Loans.

            "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

            "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement by which the Borrower or any Subsidiary (a) acquires any ongoing business or all or substantially all of the assets of any Person or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership, membership interests in a limited liability company or other equity interests in any other entity.

            "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

            "Regulation D" means Regulation D of the FRB.

            "Regulation T" means Regulation T of the FRB.

            "Regulation U" means Regulation U of the FRB.

            "Regulation X" means Regulation X of the FRB.

            "Replacement Bank" has the meaning specified in Section 3.7.

            "Reportable Event" means a reportable event (as defined in Section 4043 of ERISA and the regulations issued under such section) with respect to a Plan, excluding such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of
      Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either
      Section 4043(a) of ERISA or Section 412(d) of the Code.

            "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer" means the chief executive officer, the president, any executive vice president or any senior vice president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

            "Rittenhouse" means Rittenhouse Asset Management, Inc., a Delaware corporation.

            "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

            "Seed Money" means Investments (a) constituting the initial investment in any registered investment company sponsored by Nuveen Investments or any Affiliate thereof made by the Borrower or any Subsidiary pursuant to Section 14(a) (or any successor provision) of the Investment Company Act, without regard to any minimum investment requirements under such Section 14(a) or (b) constituting a portfolio of securities maintained on the books of the Borrower or any Affiliate thereof and invested in accordance with a particular method or investment style in order to develop a performance record and to be subsequently offered to advisory clients as an investment option.

            "Senior Notes" means the Borrower's 4.22% senior unsecured notes due September 19, 2008.

            "Short-term Indebtedness means Indebtedness with a term of no more than 10 Business Days.

            "Single Employer Plan" means a Plan subject to Title IV of ERISA maintained by the Borrower or any other member of the Controlled Group for employees of the Borrower or any other member of the Controlled Group, other than a Multiemployer Plan.

            "SIPC" has the meaning specified in Section 7.1(j).

            "Solvent" means, with respect to any Person, that (a) the assets of such Person exceed its liabilities and (b) such Person will be able to pay its debts as they mature, owns property with fair saleable value greater than the amount required to pay its debts and has capital sufficient to carry on its business as then constituted.

            "Stock Repurchase" means the repurchase by the Borrower from time to time of shares of its capital stock owned by St. Paul.

            "St. Paul" means The St. Paul Travelers Companies, Inc.

            "Subsidiary" of a Person means any corporation, limited liability company, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

            "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or 20% of Net Income for the 12-month period ending as of the end of the quarter next preceding the date of determination.

            "Surety Instruments" means letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

            "Symphony Asset Management" means Symphony Asset Management, LLC, a California limited liability company.

            "Taxes" has the meaning specified in Section 3.1(a).

            "Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

            "Type" has the meaning specified in the definition of "Advance."

            "Unfunded Liability" means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan using PBGC actuarial assumptions for single employer plan terminations.

            "United States" and "U.S." each means the United States of America.

            "Wholly-Owned Subsidiary" means any corporation or other entity in which (other than directors' qualifying shares required by law) 100% of the capital stock (or other equity interests) of each class having ordinary voting power, and 100% of the capital stock (or other equity interests) of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

      1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

            (a) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and clause, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced, delivered in connection with the Agreement.

                  (ii) The term "including" is not limiting and means "including without limitation."

                  (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

            (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and
      (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

            (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

            (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

            (g) Reference to a time of day shall mean such time (daylight or standard, as applicable) in New York.

                                       20
`

            (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower and the other parties, and are the work products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or the Banks' involvement in their preparation.

      1.3   Accounting Principles.

            (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

            (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Banks shall so request, the Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

            (c) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.

                                   ARTICLE II

                                   THE CREDITS

      2.1 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make a term loan (each a "Loan") to the Borrower in an amount not to exceed such Bank's Commitment. The Borrower may borrow the Loans in one or more drawdowns on any Business Day during the period from the date hereof until the Commitment Termination Date. The Loan of each Bank may be divided into tranches which may be Federal Funds Rate Advances or Offshore Rate Advances; provided that each Bank's Advances shall be maintained so that at all times such Bank has a Pro Rata Share of each Borrowing.

      2.2   Loan Accounts.

            (a) The Loan made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be presumptively correct absent manifest error of the amount of the Loan made by such Bank and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

            (b) Upon the request of any Bank made through the Agent, the Loan\ made by such Bank may be evidenced by a Note, instead of loan accounts. Each applicable Bank shall endorse on the schedules annexed to its Note the date, amount and maturity of the Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Bank is irrevocably authorized by the Borrower to endorse its Note and each Bank's records shall be presumptively correct absent manifest error; provided that the failure of a Bank to make, or an error in making, a notation thereon with respect to the Loan of such Bank shall not limit or otherwise affect the obligations of the Borrower under such Note or hereunder.

      2.3 Procedure for Drawdowns. (a) Each drawdown shall be made upon the irrevocable written notice of the Borrower delivered to the Agent in the form of a Notice of Drawdown (which notice must be received by the Agent prior to 11:00 a.m. (i) three Business Days prior to the requested Drawdown Date, if such drawdown is to consist of Offshore Rate Advances; and (ii) on the requested Drawdown Date, if such drawdown is to consist of Federal Funds Rate Advances, specifying:

                        (A)   the amount of such drawdown;

                        (B) the requested Drawdown Date, which shall be a Business Day;

                        (C) the Type of Advances to be made in connection with such drawdown; and

                        (D) the duration of the Interest Period applicable to each Borrowing included in such drawdown comprised of Offshore Rate Advances. If a Notice of Drawdown fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Advances, such Interest Period shall be three months.

            (b) The Agent will promptly notify each Bank of its receipt of any Notice of Drawdown and of the amount of such Bank's Pro Rata Share of such drawdown.

            (c) Each Bank will make the amount of its Pro Rata Share of each drawdown available to the Agent for the account of the Borrower at the Agent's Payment Office by 1:00 p.m. on the Drawdown Date requested by the Borrower in funds immediately available to the Agent. The proceeds of such drawdown will then be made available to the Borrower by the Agent by wire transfer in accordance with written instructions provided to the Agent by the Borrower of like funds as received by the Agent.

            (d) After giving effect to any Borrowing, there may not be more than five different Interest Periods in effect.

      2.4 Conversion and Continuation Elections. (a) The Borrower may, upon irrevocable written notice to the Agent in accordance with Section 2.4(b):

                  (i) elect, as of any Business Day, in the case of a Borrowing that consists of Federal Funds Rate Advances, or as of the last day of the applicable Interest Period, in the case of a Borrowing that consists of Offshore Rate Advances, to convert such Advances (or any part thereof in a minimum amount of $5,000,000 or a higher integral multiple of $1,000,000) into Advances of the other Type; or

                  (ii) elect, as of the last day of the applicable Interest Period, to continue Offshore Rate Advances that are part of the same Borrowing having Interest Periods expiring on such day (or any part thereof in a minimum amount of $5,000,000 or a higher integral multiple of $1,000,000).

            (b) The Borrower shall deliver a Notice of Conversion/ Continuation to be received by the Agent not later than 11:00 a.m. at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Advances are to be converted into or continued as Offshore Rate Advances; and (ii) on the Conversion/Continuation Date, if the Advances are to be converted into Federal Funds Rate Advances, specifying:

                        (A)   the proposed Conversion/Continuation Date;

                        (B) the aggregate amount of Advances to be converted or renewed;

                        (C) the Type of Advances resulting from the proposed conversion or continuation; and

                        (D) in the case of conversions into Offshore Rate Advances, the duration of the requested Interest Period.

            (c) If upon the expiration of any Interest Period applicable to Offshore Rate Advances, the Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Advances, or if any Default or Event of Default then exists, the Borrower shall be deemed to have elected to convert such Offshore Rate Advances into Federal Funds Rate Advances effective as of the expiration date of such Interest Period.

            (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Advances with respect to which the notice was given held by each Bank.

            (e) Unless the Majority Banks otherwise agree, during the existence of a Default or an Event of Default, the Borrower may not elect to have Advances converted into or continued as Offshore Rate Advances.

            (f) After giving effect to any conversion or continuation of Advances, there may not be more than five different Interest Periods in effect.

      2.5   Termination or Reduction of Commitments.

            (a) Concurrently with each drawdown hereunder, the Aggregate Commitment shall be reduced by the amount of such drawdown.

            (b) The Borrower may, upon not less than three Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Aggregate Commitment by $5,000,000 or a higher integral multiple of $1,000,000.

            (c) Concurrently with the receipt by the Borrower of any Net Cash Proceeds, the Aggregate Commitment shall be reduced by an amount equal to the excess (rounded down, if necessary, to an integral multiple of $1,000,000), if any, of the applicable Proceeds Application Amount over the amount required to pay the then outstanding Loans in full pursuant to
      Section 2.6(b).

            (d) Concurrently with the effectiveness of an amendment to the Senior Notes which amends any financial covenant set forth therein, the Aggregate Commitment shall be reduced by an amount (rounded down, if necessary, to an integral multiple of $1,000,000) equal to the then outstanding principal amount of the Senior Notes as of such effectiveness plus all make-whole amounts that would have been paid on such Senior Notes if they had been prepaid on the date of such effectiveness.

            (e) Once reduced in accordance with this Section, the Aggregate Commitment may not be increased. Any reduction of the Aggregate Commitment shall be applied to reduce the amount of the Commitment of each Bank according to its Pro Rata Share. All accrued commitment fees to the effective date of any reduction or termination of the Aggregate Commitment shall be paid on the effective date of such reduction or termination.

      2.6   Prepayments.

            (a) The Borrower may, at any time or from time to time, upon not less than one Business Day's irrevocable notice to the Agent, ratably prepay Loans in whole or in part, in a minimum amount of $5,000,000 or any higher integral multiple of $1,000,000. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Advances to be prepaid. If such notice is given by the Borrower, the payment amount specified in such notice shall be due and payable on the date specified therein.

            (b) Concurrently with the receipt by the Borrower of any Net Cash Proceeds, the Borrower shall make a prepayment of the Loans in an amount (the "Proceeds Application Amount") equal to the remainder (rounded down, if necessary, to an integral multiple of $1,000,000) of (i) all Net Cash Proceeds received since the date hereof minus (ii) the sum of (x) the aggregate amount of such Net Cash Proceeds previously applied to prepay Loans pursuant to this Section 2.6(b) plus (y) the aggregate amount of Net Cash Proceeds previously applied to reduce the Aggregate Commitment pursuant to Section

      2.5(c) (and, if all outstanding Loans have been paid in full, the remainder of the Proceeds Application Amount shall be applied in accordance with Section 2.5(c)); provided that, unless an Event of Default has occurred and is continuing, if and to the extent that any prepayment required by the foregoing would result in an obligation of the Borrower to pay any amount pursuant to Section 3.4, the Borrower may, upon notice to the Agent, deposit the amount of such required prepayment in an escrow account on terms satisfactory to the Agent to be applied to the prepayment of the Loans on the last day of each Interest Period ending thereafter until such prepayment has been made in full (or on such earlier date as the Loans become payable in accordance with the terms hereof).

            (c) The Agent will promptly notify each Bank (i) of its receipt of any notice of prepayment pursuant to clause (a) above and (ii) upon receipt of notice of any mandatory prepayment pursuant to clause (b) above. All prepayments shall be applied ratably to the Loans of the Banks in accordance with their respective Pro Rata Shares and to such Advances as the Borrower shall specify. Concurrently with any prepayment, the Borrower shall pay accrued interest on the amount prepaid and all amounts required pursuant to Section 3.4.

            (d) The Borrower shall have no right to reborrow any portion of a Loan which has been prepaid.

      2.7 Repayment. The Borrower shall repay all outstanding Loans on the Maturity Date.

      2.8 Interest. (a) Each Advance shall bear interest on the outstanding principal amount thereof from the applicable Drawdown Date at a rate per annum equal to the Offshore Rate or the Federal Funds Rate, as the case may be (and subject to the Borrower's right to convert to the other Type of Advance under
Section 2.4), plus the Applicable Margin.

            (b) Interest on each Advance shall be paid in arrears on each Interest Payment Date and on the date of any prepayment thereof (as provided in Section 2.6(c)). During the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

            (c) The Pricing Level in effect on the date hereof shall be Pricing Level II. Any change in the Applicable Margin or the Applicable Facility Fee Rate resulting from a change in the Pricing Level in accordance with the Pricing Grid shall be effective on the tenth day after the earlier of (i) the delivery of the certificate required pursuant to
      Section 6.1(c) or (ii) the date by which the delivery of such certificate is required under Section 6.1(c), based on the Leverage Ratio as of the last day of the applicable fiscal quarter or fiscal year; it being understood that if the Borrower fails to deliver the financial statements or certificate required by Section 6.1(c) by the required delivery date for any fiscal quarter or fiscal year, commencing on such required delivery date, until the date such financial statements or certificate are delivered, the Pricing Level in effect shall be Pricing Level III.

            (d) Notwithstanding clause (a) above, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Advances, at a rate per annum which is determined by adding 2% per annum to the rate of interest then in effect for such Advances; provided that, on and after the expiration of any Interest Period applicable to any Borrowing of Offshore Rate Advances outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Advances shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Federal Funds Rate plus 2%.

            (e) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Borrower shall pay such Bank interest at the highest rate permitted by applicable law.

      2.9 Fees. (a) Arrangement, Agency Fees. The Borrower shall pay certain fees to the Arranger and the Agent as provided in the letter agreement (the "Fee Letter") dated March 25, 2005 among the Borrower, the Arranger and the Agent.

            (b) Facility Fees. The Borrower agrees to pay to the Agent for the account of each Bank a facility fee on the average daily amount of the sum of (i) the amount of such Bank's Commitment (as reduced from time to time) plus (ii) the principal amount of such Bank's outstanding Loan, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter for that quarter as calculated by the Agent, equal to the Applicable Facility Fee Rate per annum. Such facility fee shall accrue at all times after the earlier to occur of (i) the satisfaction (or waiver by the Majority Banks at the request of the Borrower) of each condition precedent set forth in Article IV and (ii) April 11, 2005 to the date on which the Aggregate Commitment is reduced to zero or the Commitments are otherwise terminated and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on June 30, 2005, and on the Maturity Date (and, if applicable, thereafter on demand); provided that, in connection with any reduction or termination of the Commitments under Section 2.5, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. If the Loans and facility fees are not paid on the Maturity Date, facility fees shall accrue after the Maturity Date on the amount of outstanding Loans (as opposed to Commitments) and shall be paid concurrently with the repayment of the Loans.

      2.10 Computation of Fees and Interest. (a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

            (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error. The Agent will, at the request of the Borrower or any Bank, deliver to the Borrower or such Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

      2.11 Payments by the Borrower. (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 3:00 p.m. on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 3:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

            (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

            (c) Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid. A notice of the Agent to any Bank with respect to any amount owing under this clause (c) shall be conclusive absent manifest error.

      2.12 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any drawdown after the Closing Date, at least one Business Day prior to the date of such drawdown, that such Bank will not make available as and when required hereunder to the Agent for the account of the Borrower the amount of such Bank's Pro Rata Share of such drawdown, the Agent may assume that such Bank has made such amount available to the Agent in immediately available funds on the Drawdown Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, such Bank shall on the Business Day following such Drawdown Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this clause (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Pro Rata Share of the drawdown on the Drawdown Date for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Drawdown Date, the Agent will notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account within two Business Days, together with interest thereon for each day elapsed since the date of such drawdown (but without any additional payment under Section 3.4), at a rate per annum equal to the interest rate applicable at the time to the Advances comprising such drawdown.

            (b) The failure of any Bank to make available its Pro Rata Share of any drawdown on any Drawdown Date shall not relieve any other Bank of any obligation hereunder to make available its Pro Rata Share of any drawdown on such Drawdown Date, but no Bank shall be responsible for the failure of any other Bank to make available its Pro Rata Share of the drawdown to be made by such other Bank on any Drawdown Date.

      2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of its Loan any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share, such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to
(ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 9.11) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments. Each Bank that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased.

                                  ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

      3.1   Taxes.

      (a) Any and all payments by the Borrower to or for the account of the Agent or any Bank under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Agent and each Bank, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Agent or such Bank, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any law to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Agent or any Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Agent and such Bank receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Agent (which shall forward the same to such Bank) the original or a certified copy of a receipt evidencing payment thereof.

      (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes"). If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Agent or any Bank, the Borrower shall also pay to the Agent or to such Bank, as the case may be, at the time interest is paid, such additional amount that the Agent or such Bank specifies is necessary to preserve the after-tax yield (after factoring in all taxes in respect of such additional amount, including taxes imposed on or measured by net income) that the Agent or such Bank would have received if such Taxes or Other Taxes had not been imposed.

      (c) The Borrower agrees to indemnify the Agent and each Bank for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Agent and such Bank, (ii) amounts payable under this Section 3.1(c) and
(iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, any claim under this Section
3.1 must be reasonable. Payment under this clause (c) shall be made within 30 days after the date the applicable Bank or the Agent makes a demand therefor, stating in reasonable detail the basis for the indemnification claim.

      3.2 Illegality. If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Bank or its applicable Lending Office to maintain tranches of its Loans as Offshore Rate Advances, then, on notice thereof by such Bank to the Borrower through the Agent (and continuing for so long as the circumstances giving rise to such determination exist), (a) any obligation of such Bank to make Advances as, or convert Advances into, Offshore Rate Advances shall be suspended, and (b) on the last day of the Interest Period for each outstanding Offshore Rate Advance of such Bank (or on such earlier date as may be required by any Requirement of Law), such Advance shall convert into a Federal Funds Rate Advance. If a Bank makes a determination under this Section 3.2, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such illegality, if such change in the judgment of such Bank is not otherwise materially disadvantageous to such Bank.

      3.3 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in the interpretation of any law or regulation or (ii) the compliance by such Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Advances, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs; provided that the Borrower shall not be required to pay any such expense if the applicable Bank shall not notify the Borrower of such expense within 180 days of such Bank being aware of its incurrence.

            (b) If any Bank determines that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof or
      (iv) compliance by such Bank (or its Lending Office) or any corporation controlling such Bank with any Capital Adequacy Regulation, increases or would increase the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) as a consequence of its Commitment, Loan, credits or obligations under this Agreement, then, upon demand of such Bank to the Borrower through the Agent, the Borrower shall pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase; provided that the Borrower shall not be required to pay any such expense if the applicable Bank shall not notify the Borrower of such expense within 180 days of such Bank being aware of its incurrence.

            (c) If the Borrower is required to pay additional amounts to any Bank or the Agent pursuant to this Section 3.3, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of such Bank is not otherwise materially disadvantageous to such Bank.

      3.4 Funding Losses. The Borrower shall reimburse each Bank and hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of:

            (a) the failure of the Borrower to make on a timely basis any payment of principal of any Offshore Rate Advance;

            (b) the failure of the Borrower to make a drawdown, or to continue or convert an Advance, after the Borrower has given (or is deemed to have given) a Notice of Drawdown or a Notice of Conversion/ Continuation, as applicable;

            (c) the failure of the Borrower to make any prepayment in accordance with any notice delivered under Section 2.6; or

            (d) the prepayment or other payment (including after acceleration thereof) or conversion (including pursuant to Section 3.2) of an Offshore Rate Advance on a day that is not the last day of the relevant Interest Period, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Advances or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Banks under this Section and under Section 3.3(a), each Offshore Rate Advance made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Offshore Base Rate used in determining the Offshore Rate for such Offshore Rate Advance by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Advance is in fact so funded.

      3.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Advance, or that the Offshore Rate applicable pursuant to Section 2.8(a) for any requested Interest Period with respect to a proposed Offshore Rate Advance does not adequately and fairly reflect the cost to the Banks of funding such Advance, the Agent will promptly so notify the Borrower and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Advances hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Drawdown or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Banks shall make the drawdown, or convert or continue the Advances, as proposed by the Borrower and in the amount specified in the applicable notice submitted by the Borrower, but such drawdown shall be comprised of, and such Advances shall be converted to or continued as, Federal Funds Rate Advances.

      3.6 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Bank hereunder and such certificate shall be presumptively correct and binding on the Borrower in the absence of manifest error.

      3.7 Substitution of Banks. Upon the receipt by the Borrower from any Bank (an "Affected Bank") of a claim for compensation under Section 3.1 or 3.3, or any determination of illegality under Section 3.2, the Borrower may: (a) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Borrower to acquire and assume all or a ratable part of all of such Affected Bank's Loan and Commitment (a "Replacement Bank"); (b) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment or (c) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (a) or (c) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld).

      3.8   Survival. The agreements and obligations of the Borrower in this
Article III shall survive the payment of all other Obligations.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

      4.1 Conditions of Initial Loans. The obligation of each Bank to make the initial drawdown hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in sufficient copies for each Bank:

            (a) Credit Agreement and Notes. This Agreement and each Note requested by a Bank on or prior to the Closing Date, each executed by each party thereto.

            (b)   Resolutions; Incumbency.

                  (i) Copies of the resolutions of the board of directors of the Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower; and

                  (ii) A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder.

            (c) Organization Documents; Good Standing. Each of the following documents:

                  (i) the certificate of incorporation and the bylaws of the Borrower as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Borrower as of the Closing Date; and

                  (ii) a good standing certificate for the Borrower from the Secretary of State of its state of incorporation.

            (d) Legal Opinions. An opinion of (i) Winston & Strawn LLP, counsel to the Borrower, and (ii) Alan G. Berkshire, general counsel of the Borrower, addressed to the Agent and the Banks, substantially in the forms of Exhibits D-1 and D-2.

            (e) Payment of Fees and Expenses. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent due and payable on or prior to the Closing Date, together with Attorney Costs of CNAI to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute CNAI's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and CNAI upon an invoice itemizing charges); including any such costs, fees and expenses arising under or referenced in Sections 2.9 and 9.4.

            (f) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

                  (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                  (ii) no Default or Event of Default exists or would result from the initial drawdown;

                  (iii) there has occurred since December 31, 2004, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

                  (iv) the proceeds of such drawdown will be used solely as permitted by Section 6.2.

            (g) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

      4.2 Conditions to All Drawdowns. The obligations of the Banks to make any drawdown (including the initial drawdown) are subject to the satisfaction of the following conditions precedent on the relevant Drawdown Date:

            (a) Notice of Drawdown. The Agent shall have received a Notice of Drawdown;

            (b) Continuation of Representations and Warranties. The representations and warranties in Article V shall be true and correct on and as of such Drawdown Date with the same effect as if made on and as of such Drawdown Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

            (c) No Existing Default. No Default or Event of Default shall exist or shall result from such drawdown.

Each Notice of Drawdown submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each Drawdown Date, that the conditions in Section 4.2 are satisfied.

      4.3 Failure to Satisfy Conditions Precedent. If any condition precedent set forth in Section 4.1 is not satisfied or waived by the Majority Banks on or prior to August 1, 2005, this Agreement and the Commitments shall immediately and automatically terminate and be null and void without giving effect to any provision herein (other than (a) any obligation of the Borrower to pay facility fees pursuant to Section 2.9(b) prior to such date of termination and (b) provisions hereof that by their terms survive termination hereof).

                                   ARTICLE V

                          REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Agent and each Bank that:

      5.1 Corporate Existence; Conduct of Business. Each of the Borrower and each Subsidiary (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) is duly qualified and in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to be so qualified will not have a Material Adverse Effect, and (c) possesses all licenses, registrations and authorizations from and with any Governmental Authority, self-regulatory organization or securities exchange necessary or material to the conduct of its business as presently conducted. Nuveen Investments is (a) a broker-dealer duly registered under the Exchange Act, (b) a member in good standing of the NASD, (c) not in arrears in regard to any assessment of the SIPC and (c) has received no notice from the SEC, MSRB, NASD or any other Governmental Authority, self-regulatory organization or securities exchange of any alleged rule violation or other circumstance which could reasonably be expected to have a Material Adverse Effect.

      5.2 Authorization and Validity. The Borrower has all requisite power and authority (corporate and otherwise) to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings and such Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' right generally or by general principles of equity limiting the availability of equitable remedies.

      5.3 Compliance with Laws and Contracts. The Borrower and its Subsidiaries have complied in all material respects with all applicable domestic and foreign laws (including environmental laws), statutes, rules, regulations, orders and restrictions of any Governmental Authority, self-regulatory organization or securities exchange having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties (including the Exchange Act, the Advisers Act, the Investment Company Act and the applicable rules and regulations of the SEC, NASD, NYSE, MSRB and CFTC), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery by the Borrower of the Loan Documents, the application of the proceeds of the Loans, the consummation of any transaction contemplated by the Loan Documents, nor compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulations T, U and X), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's charter, articles or certificate of incorporation or by-laws (or similar governing documents), (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by Section 6.17) in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require the consent or approval of any Person, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not have a Material Adverse Effect.

      5.4 Governmental Consents. No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any Governmental Authority, self-regulatory organization or securities exchange is necessary or required in connection with the execution, delivery, consummation performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, the application of the proceeds of the Loans, or the consummation of any other transaction contemplated by the Loan Documents. Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect.

      5.5 Financial Statements. The Borrower has heretofore furnished to each of the Banks the December 31, 2004 audited consolidated financial statements for the Borrower and its Subsidiaries (the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP and fairly present the consolidated financial condition, results of operations, changes in stockholders' equity and cash flows of the Borrower and its Subsidiaries at such date and for the period then ended.

      5.6 Material Adverse Change. No material adverse change in the business, Property, condition (financial or otherwise), performance or results of operations of the Borrower and its Subsidiaries taken as a whole has occurred since December 31, 2004.

      5.7 Taxes. The Borrower and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal and applicable state tax returns and other material tax returns which are required to be filed and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. As of the date hereof, the United States income tax returns of the Borrower on a consolidated basis have been audited by the Internal Revenue Service through its fiscal year ending December 31, 1997 and, to the Borrower's knowledge, there are no pending audits or investigations regarding the Borrower's or its Subsidiaries' federal, state or local tax returns which could reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

      5.8 Litigation and Contingent Obligations. There is no litigation, arbitration, proceeding, inquiry or investigation by any Governmental Authority, self-regulatory organization or securities exchange pending or, to the knowledge of any of the Borrower's officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective Properties which could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans or the consummation of the transactions contemplated by this Agreement. Neither the Borrower nor any Subsidiary has any material contingent obligations not provided for or disclosed in the Financial Statements.

      5.9 Subsidiaries. Schedule 5.9 contains an accurate list of all Subsidiaries as of the date of this Agreement, setting forth their respective jurisdictions of formation and the percentage of their capital stock or other equity interests owned by the Borrower or other Subsidiaries. Except as set forth on Schedule 5.9 and except for Seed Money, as of the date hereof, the Borrower does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity partnership interest in, any Person other than such Subsidiaries.

      5.10 ERISA. Except as disclosed on Schedule 5.10, neither the Borrower nor any other member of the Controlled Group maintains any Single Employer Plan, and no Single Employer Plan has any Unfunded Liability. Neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations. Neither the Borrower nor any other member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan which could reasonably be expected to be in excess of $5,000,000. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any other member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability. Within the last five years neither the Borrower nor any other member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

      5.11 Defaults. No Event of Default or Default has occurred and is continuing.

      5.12 Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock (other than in connection with the Stock Repurchase). No part of the proceeds of any Loan will be used in a manner which would violate, or result in any violation of, Regulation T, Regulation U or Regulation X. Neither the making of a Loan hereunder or the use of the proceeds thereof will violate or be inconsistent with the provisions of, Regulation T, Regulation U or Regulation X. Following the application of the proceeds of the Loans, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock.

      5.13 Investment Company; Public Utility Holding Company. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

      5.14 Certain Fees. No broker's or finder's fee or commission was, is or will be payable by the Borrower or any Subsidiary with respect to any of the transactions contemplated by this Agreement. The Borrower agrees to indemnify the Agent and the Banks against, and agrees that it will hold each of them harmless from, any claim, demand or liability for any broker's fees, finder's fees or commissions alleged to have been incurred by the Borrower in connection with any of the transactions contemplated by this Agreement and any expenses (including Attorney Costs for the Agent or any Bank) arising in connection with any such claim, demand or liability. No other similar fee or commissions will be payable by the Borrower or any Subsidiary for any other services rendered to the Borrower or such Subsidiary ancillary to any of the transactions contemplated by this Agreement.

      5.15 Ownership of Properties. The Borrower and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.17, to all of the properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof and such defects of title and Liens as could not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Borrower, there are no actual, threatened or alleged defaults with respect to any lease of real property under which the Borrower or any Subsidiary is lessee or lessor which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      5.16 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other company restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfilment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

      5.17 Insurance. The Borrower and its Subsidiaries maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risk as is consistent with sound business practice.

      5.18 Disclosure. None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Agent or to any Bank in connection with the negotiation of the Loan Documents, taken as a whole, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents or any other document, certificate or written statement furnished to the Agent or the Banks by or on behalf the Borrower or any Subsidiary pursuant to this Agreement contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made. There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated by this Agreement.

      5.19 Solvency. The Borrower is, and after giving effect to the incurrence of the Obligations will be, Solvent.

      5.20 Senior Debt. The Obligations shall be at least pari passu with all other senior unsecured debt of the Borrower.

                                   ARTICLE VI

                                    COVENANTS

      During the term of this Agreement, unless the Majority Banks shall otherwise consent in writing:

      6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, consistently applied, and will furnish to the Agent, with sufficient copies for the Banks:

            (a) As soon as practicable and in any event within 90 days after the close of each of its fiscal years, an unqualified audit report certified by KPMG LLP or other independent certified public accountants, acceptable to the Banks, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, and changes in stockholders' equity and cash flows (provided that so long as the common stock of the Borrower is listed for trading on the NYSE, the foregoing requirement as to the Borrower's consolidated financial statements may be satisfied by the delivery of the Borrower's Annual Report to Stockholders and its Annual Report on Form 10-K filed with the SEC containing such information) and accompanied by
      (i) any management letter prepared by such accountants and (ii) a certificate of such accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Event of Default or Default, or if, in the opinion of such accountants, any Event of Default or Default shall exist, stating the nature and status thereof.

            (b) As soon as practicable and in any event within 45 days after the close of the first three fiscal quarters of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, changes in stockholders' equity and cash flows for the period from the beginning of such fiscal year to the end of such fiscal quarter, all certified by its chief financial officer (provided that so long as the common stock of the Borrower is listed for trading on the NYSE, the foregoing requirement as to the Borrower's consolidated financial statements may be satisfied by the delivery of the Borrower's Quarterly Report on Form 10-Q as filed with the SEC containing such information.

            (c) Together with the financial statements required by clauses (a) and (b) above and additionally for purposes of determining the Applicable Margin within 45 days after the close of the fourth fiscal quarter of each fiscal year (which preliminary determination shall be subject to adjustment upon receipt of audited annual financial statements (or Form 10-K) and shall not be deemed to constitute a misrepresentation or breach if prepared in good faith and the audited numbers differ from the unaudited fourth quarter results), a compliance certificate in substantially the form of Exhibit C signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Event of Default or Default exists, or if any Event of Default or Default exists, the nature and thereof.

            (d) As soon as possible and in any event within 10 days after any officer of the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing such Termination Event and the action which the Borrower proposes to take with respect thereto.

            (e) As soon as possible and in any event within 10 days after any officer of the Borrower learns thereof, notice of the assertion or commencement of any claim, action, litigation, suit or proceeding against or affecting the Borrower or any Subsidiary, including any investigation or proceeding commenced by the SEC, NASD, MSRB,

      NYSE or any other Governmental Authority, self-regulatory organization or securities exchange, which could have a Material Adverse Effect.

            (f) Promptly upon the furnishing thereof to the shareholders of the Borrower copies of all financial statements, reports and proxy statements so furnished.

            (g) Within 15 days after the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any Subsidiary files with the SEC.

            (h) Such other information (including non-financial information) as the Agent or any Bank may from time to time reasonably request.

      Documents required to be delivered pursuant to Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 9.2; or (ii) on which such documents are posted on the Borrower's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent or any Bank that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent and each Bank of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by
Section 6.1(c) to the Agent and each of the Banks. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

      6.2 Use of Proceeds. The Borrower will use the proceeds of the Loans solely to (a) consummate the Stock Repurchase and/or (b) to repay and retire all or a portion of the Senior Notes, and in each case to pay related transaction fees and expenses. The Borrower will not, and will not permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.

      6.3 Notice of Default. Within five days after any officer of the Borrower has knowledge thereof, the Borrower will give notice in writing to the Banks of the occurrence of (a) any Event of Default or Default and (b) any other event or development, financial or other, relating specifically to the Borrower or any Subsidiary (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

      6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, (a) subject to Section 6.12(c), preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, (b) maintain all registrations, licenses, consents, approvals and authorizations from and with any Governmental Authority, self-regulatory organization or securities exchange necessary or material to the conduct of its business and (c) qualify and remain qualified in each other jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to qualify could not have a Material Adverse Effect. The Borrower will not, and will not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by them on the date hereof (provided that further entry into the financial services business, as well as service businesses related thereto, will not be prohibited by this
Section 6.4).

      6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct (in all material respects) United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (a) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside and (b) those with respect to which failure to file or pay would not reasonably be expected to result in an aggregate liability for the Borrower and its Subsidiaries in excess of $1,000,000.

      6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Agent and any Bank upon request full information as to the insurance carried.

      6.7 Compliance with Laws; Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, comply with all laws, statutes (including the Exchange Act, the Advisers Act and the Investment Company Act), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect and with all Contractual Obligations, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

      6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep all material portions of its Property in good repair, working order and condition (other than ordinary wear and tear), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that this Section shall not prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.

      6.9 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Banks, upon at least two Business Days' notice (unless an Event of Default or Default has occurred and is continuing) and during normal business hours, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers. The Borrower will, and will cause each Subsidiary to, keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with GAAP consistently applied.

      6.10 Ownership of Subsidiaries. The Borrower will continue to own directly or indirectly, free and clear of all Liens and restrictions, 100% of the outstanding shares of capital stock of Nuveen Investments, Nuveen Asset Management, Rittenhouse, Symphony Asset Management or NWQ Investment Management other than, in the case of any of the foregoing, shares owned by employees thereof through employee related compensation and stock option plans.

      6.11 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

            (a) the Loans;

            (b) Indebtedness existing on the date hereof and listed on Schedule 6.11, and any refinancing or replacement thereof so long as the aggregate principal amount of such Indebtedness (whether outstanding or committed) is not increased;

            (c) Short-term Indebtedness incurred in connection with the purchase of municipal, corporate and treasury bonds and other securities in the ordinary course of business;

            (d) Indebtedness of any Subsidiary owed to the Borrower or any Wholly-Owned Subsidiary;

            (e) securities sold under agreements to repurchase (to the extent such obligations constitute Indebtedness) and Rate Hedging Obligations incurred in the ordinary course of business;

            (f) Contingent Obligations permitted by Section 6.16;

            (g) contingent pay-out and similar obligations relating to prior acquisitions by the Borrower and to acquisitions permitted hereunder;

            (h) unsecured Indebtedness relating to the financing of Distribution Receivables in an aggregate principal amount not exceeding the amount of such Receivables;

            (i) unsecured Indebtedness the proceeds of which are applied to repay a portion of the outstanding Loans; and

            (j) other unsecured Indebtedness not otherwise permitted by this
      Section 6.11 in an aggregate principal amount for the Borrower and its Subsidiaries not exceeding $20,000,000 at any time outstanding.

      6.12 Merger. The Borrower will not, and will not permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Wholly-Owned Subsidiary may merge into the Borrower or any other Wholly-Owned Subsidiary, (b) the Borrower or any Subsidiary may merge or consolidate with any other Person so long as the Borrower or such Subsidiary is the continuing or surviving corporation and, prior to and after giving effect to such merger or consolidation, no Event of Default or Default shall exist and (c) any Subsidiary may enter into a merger or consolidation as a means of effecting a disposition permitted by Section 6.13.

      6.13 Sale of Assets. The Borrower will not, and will not permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property to any other Person except for (a) sales of municipal, corporate and treasury bonds and other securities sold in the ordinary course of business, (b) Distribution Receivables sold to a third party without recourse to the Borrower or any Subsidiary in order to effect a securitization of such Receivables and (c) leases, sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than sales of municipal, corporate and treasury bonds and other securities sold in the ordinary course of business) as permitted by this Section 6.13 since the date hereof, do not constitute a Substantial Portion.

      6.14 Sale of Accounts. The Borrower will not, and will not permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, other than in the ordinary course of business.

      6.15 Investments and Purchases. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Investment (including loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or create any Subsidiary or become or remain a partner in any partnership or joint venture, or make any Purchase, except:

            (a) existing Investments in Subsidiaries and other Investments in existence on the date hereof and described on Schedule 5.9;

            (b) securities purchased under agreements to resell; municipal, corporate and treasury bonds; money market funds as defined in Rule 2a-7 of the Investment Company Act; and other securities purchased in the ordinary course of business;

            (c) obligations of, or fully guaranteed by, the United States of America; commercial paper and other notes and securities rated investment grade by a national securities rating agency; demand deposit accounts maintained in the ordinary course of business; and bankers acceptances and certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

            (d) additional Purchases of or Investments in the stock of Subsidiaries or the capital stock, assets, obligations or other securities of or interest in other Persons provided that (i) each such Person shall be (x) incorporated, organized or otherwise formed under the laws of any state of the United States, or under the laws of Canada, any member country of the European Economic Union, Switzerland, Liechtenstein, Japan, Australia or New Zealand, and (y) engaged in a line of business not substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof (which for this purpose shall be deemed to include the financial services business as well as service businesses related thereto), (ii) such transaction shall have been approved and recommended by the board of directors (or functional equivalent thereof ) of such Person, and (iii) no Event of Default or Default shall have occurred and be continuing either immediately before or after giving effect to such transaction and No Material Adverse Effect would result therefrom;

            (e) Seed Money; and

            (f) the creation or acquisition of Subsidiaries that are registered investment advisors to mutual funds or other investment advisory clients or otherwise engaged in the financial services business, as well as service businesses related thereto.

      6.16 Contingent Obligations. The Borrower will not, and will not permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including any Contingent Obligation with respect to the obligations of a Subsidiary), except by endorsement of instruments for deposit or collection in the ordinary course of business.

      6.17 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any Subsidiary, except:

            (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

            (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

            (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

            (d) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or any Subsidiary; and

            (e) Liens relating to Indebtedness permitted by Sections 6.11(c) and
      (e).

      6.18 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm's-length transaction; (b) transactions among the Borrower and Wholly-Owned Subsidiaries; and (c) repurchases by the Borrower of up to $600,000,000 of its capital stock from St. Paul.

      6.19 Change in Corporate Structure; Fiscal Year. The Borrower will not, and will not permit any Subsidiary to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation or by-laws or similar governing document that is materially adverse to the interests of the Banks (provided that the Borrower shall notify the Agent of any other amendment or modification thereto as soon as practicable thereafter) or (b) change its fiscal year to end on any date other than December 31 of each year.

      6.20 Inconsistent Agreements. The Borrower will not, and will not permit any Subsidiary to, be a party to any indenture, agreement, instrument or other arrangement that (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, (i) the incurrence of the Obligations, (ii) the granting of Liens to secure the Obligations, (iii) the amending of the Loan Documents or (iv) the ability of any Subsidiary to (x) pay dividends or make other distributions on its capital stock or other equity interests, (y) make loans or advances to the Borrower or (z) repay loans or advances from the Borrower or (b) contains any provision which would be violated or breached by the making of Loans or by the performance by the Borrower or any Subsidiary of any of its obligations under any Loan Document; provided that the foregoing shall not apply to any prohibition or restraint of the type described in clause (a)(ii) or (a)(iv)(y) contained in (A) this Agreement, (B) the Other Credit Agreements or the Senior Notes (or any agreement or instrument entered into in replacement thereof to the extent the Indebtedness under such replacement agreement would be permitted by
Section 6.11(b)) or (C) any other agreement pursuant to which the Borrower incurs Indebtedness of the type described in Section 6.11(i) so long as no such prohibition or restraint in such other agreement is more restrictive than the corresponding prohibition or restraint contained in this Agreement or in the documents referred to in the foregoing clause (B).

      6.21 Financial Covenants. The Borrower on a consolidated basis with its Subsidiaries shall:

            6.21.1. Minimum Interest Coverage Ratio. Maintain an Interest Coverage Ratio of not less than 4.0 to 1 as of the last day of any fiscal quarter.

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

            6.21.2. Leverage Ratio. Maintain a Leverage Ratio of not more than
      2.75 to 1 as of the last day of any fiscal quarter.

      6.22 ERISA Compliance. The Borrower will (a) fulfill, and cause each other member of the Controlled Group to fulfill, its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, except where the failure to do so would not result in any liabilities to members of the Controlled Group in excess of $5,000,000, (b) comply, and cause each other member of the Controlled Group to comply, with all applicable provisions of ERISA and the Code respect to each Plan, except where such failure or noncompliance individually or in the aggregate would not have a Material Adverse Effect and (c) not, and not permit any other member of the Controlled Group to,
(i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in the foregoing clause (i), (ii) or (iii) individually or in the aggregate would not have a Material Adverse Effect.

                                   ARTICLE VII

                                    DEFAULTS

      7.1 The occurrence of any one or more of the following events shall constitute an Event of Default:

            (a) Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary to the Banks or the Agent under or in connection with this Agreement, any other Loan Document, any Loan or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

            (b) Non-Payment. Nonpayment of (i) any principal of any Loan when due or (ii) any interest upon any Loan or any fee or other obligation under any of the Loan Documents within three days after the same becomes due.

            (c) Specific Defaults. The breach by the Borrower of any term or provision of Section 6.2, 6.3(a), 6.4 or 6.10 through 6.17 or 6.19 through 6.22.

            (d) Other Defaults. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1(a), (b) or (c)) of any term or provision of this Agreement which is not remedied within 30 days after written notice from the Agent or any Bank.

            (e) Cross-Default. Failure of the Borrower or any Subsidiary to pay any Indebtedness aggregating in excess of $10,000,000 for the Borrower and its Subsidiaries when due (other than contingent pay-out and similar obligations relating to prior acquisitions of the Borrower and to acquisitions permitted hereunder as to which a good faith dispute exists and which are being appropriately contested); or the default by the

      Borrower or any Subsidiary in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that the foregoing shall not apply to any default under the Senior Notes (x) arising from the prepayment of the Senior Notes without giving the required notice of such payment in accordance with the terms thereof or
      (y) resulting from or relating to the Stock Repurchase, but only so long as (i) the holders of such Indebtedness do not exercise any legal remedies as a result of such default and (ii) all obligations of the Borrower with respect to the Senior Notes (including obligations resulting from such default) have been paid in full within 30 days after the date of such default.

            (f) Insolvency; Voluntary Proceedings. The Borrower or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors to fail or file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.1(f), (vi) fail to contest in good faith any appointment or proceeding described in Section 7.1(g) or (vii) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

            (g) Involuntary Proceedings. Without the application, approval or consent of the Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any Substantial Portion, or a proceeding described in
      Section 7.1(f)(iv) shall be instituted against the Borrower or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

            (h) Judgments. The Borrower or any Subsidiary shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money of $25,000,000 or more (or multiple judgments or orders for the payments of an aggregate amount of $25,000,000 or more), which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

            (i) Change in Control. Any Change in Control shall occur.

            (j) SIPC. The SEC or any self-regulatory organization has notified the SIPC pursuant to Section 5(a)(1) of the Securities Investor Protection Act of 1970 (the "SIPC Act") of facts which indicate that the Borrower or any Subsidiary is in or is approaching financial difficulty, or the SIPC shall file an application for a protective decree with respect to the Borrower or any Subsidiary under Section 5(a)(3) of the SIPC Act.

            (k) ERISA. With respect to any Plan, the Borrower or any Subsidiary shall (a) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $10,000,000 whether or not waived, or permit any Unfunded Liability to exceed $10,000,000, or (b) permit the occurrence of any Termination Event which could result in a liability to the Borrower or any other member of the Controlled Group in excess of $10,000,000.

      7.2 Remedies. If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

            (a) declare the Commitments to be terminated, whereupon the Commitments shall be terminated;

            (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

            (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided that upon the occurrence of any event specified in Section 7.1(f) or
(g) (in the case of Section 7.1(g) upon the expiration of the 60-day period referred to therein), the Commitments shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

      7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                  ARTICLE VIII

                                    THE AGENT

      8.1 Appointment and Authorization of Agent. Each Bank hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

      8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

      8.3 Liability of Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Bank for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

      8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile, electronic communication or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this

Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks or all Banks, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks. Where this Agreement expressly permits or prohibits an action unless the Majority Banks or all Banks otherwise determine, the Agent shall, and in all other instances, the Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Banks. For purposes of determining compliance with the conditions specified in Section 4.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank.

      8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article VII; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

      8.6 Credit Decision; Disclosure of Information by Agent. Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent herein, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

      8.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all liabilities indemnified by the Borrower pursuant to Section 9.5; provided that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such indemnified liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person's own gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Majority Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and the costs and expenses incurred in connection with the use of Intralinks, Inc. or other comparable information transmission systems in connection with this Agreement) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations and the resignation of the Agent.

      8.8 Agent in its Individual Capacity. CNAI and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though CNAI were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, CNAI or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loan, CNAI shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Agent and the terms "Bank" and "Banks" include CNAI in its individual capacity.

      8.9 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor administrative agent for the Banks which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Borrower, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Agent, and the term "Agent" shall mean such successor administrative agent, and the retiring Agent's appointment, powers and duties as Agent shall be terminated without any other or further act or deed on the part of any other Bank. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VIII and Sections 9.4 and 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor administrative agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

      8.10 Other Agents. None of the Banks identified on the facing page or signature pages of this agreement as a "Syndication Agent" or a "Documentation Agent" (or a similar title other than "Administrative Agent") or as the "Arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

      8.11 Withholding Tax. (a) (i) Each Bank that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Bank") shall deliver to the Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Bank and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Bank by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Bank by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Agent that such Foreign Bank is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Bank shall (A) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Bank by the Borrower pursuant to this Agreement, (B) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any Requirement of Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Bank.

            (ii) Each Foreign Bank, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Bank under any of the Loan Documents (for example, in the case of a typical participation by such Bank), shall deliver to the Agent on the date when such Foreign Bank ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Bank as set forth above, to establish the portion of any such sums paid or payable with respect to which such Bank acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Bank chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Bank is not acting for its own account with respect to a portion of any such sums payable to such Bank.

            (iii) The Borrower shall not be required to pay any additional amount to any Foreign Bank under Section 3.1 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Bank transmits with an IRS Form W-8IMY pursuant to this Section 8.11(a) or (B) if such Bank shall have failed to satisfy the foregoing provisions of this Section 8.11(a); provided that if such Bank shall have satisfied the requirement of this
      Section 8.11(a) on the date such Bank became a Bank or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 8.11(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.1 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Bank is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Bank or other Person for the account of which such Bank receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

            (iv) The Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 8.11(a).

      (b) Upon the request of the Agent, each Bank that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Agent two duly signed completed copies of IRS Form W-9. If such Bank fails to deliver such forms, then the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

      (c) If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Bank, such Bank shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Agent. The obligation of the Banks under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Agent.

      8.12 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the

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

principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

            (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Agent and their respective agents and counsel and all other amounts due the Banks and the Agent under Sections 2.9, 9.4 and 9.5) allowed in such judicial proceeding; and

            (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.9, 9.4 and 9.5.

      Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment, or consent shall:

            (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 7.2) without the written consent of such Bank;

            (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby;

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

            (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fee or other amount payable hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby; provided that only the consent of the Majority Banks shall be necessary to amend the definition of Default Rate or to waive any obligation of the Borrower to pay interest at the Default Rate;

            (d) change the aggregate Pro Rata Shares which is required for the Banks or any of them to take any action hereunder without the consent of each Bank; or

            (e) amend this Section or Section 2.13, or any provision herein providing for consent or other action by all Banks without the written consent of each Bank;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

      9.2 Notices. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 9.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 9.2; or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or VIII shall not be effective until actually received by the Agent.

            (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Banks shall not have any liability to the Borrower or other Person on account of any action taken or not taken in good faith by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

      9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

      9.4 Costs and Expenses. The Borrower shall:

            (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse CNAI (including in its capacity as Agent) within five Business Days after demand for all costs and expenses incurred by CNAI (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other document prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by CNAI (including in its capacity as Agent) with respect thereto; and

            (b) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

      9.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Agent, the Arranger, each Bank and each of their Affiliates and their respective directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including Attorney Costs) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this Agreement, any related transaction or any use made or proposed to be made with the proceeds thereof unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. Notwithstanding the foregoing, the Borrower shall have no obligation to any Indemnified Party in respect of losses, claims, damages, liabilities or expenses arising from (a) disputes between Banks, the Agent and/or the Arranger or (b) disputes between the Borrower and an Indemnified Party, with respect to which the Borrower is the prevailing party unless such losses, claims, damages, liabilities or expenses under this clause
(b) arise from the negligence (but not gross negligence or willful misconduct) of such Indemnified Party. In no event shall any Indemnified Party be liable for special, consequential, punitive or indirect damages.

      9.6 [RESERVED.]

      9.7 Payments Set Aside. To the extent that the Borrower makes a payment to the Agent or the Banks, or the Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

      9.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

      9.9 Assignments, Participations, etc. (a) Any Bank may, with the written consent of the Borrower at all times other than during the existence of an Event of Default and the Agent, which consent of the Borrower shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrower or the Agent shall be required in connection with any assignment and delegation by a Bank to an Approved Fund or to another Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loan, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount (which minimum amount shall not apply during the existence of an Event of Default) of $5,000,000; provided that the Borrower and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") and (iii) the assignor Bank or the Assignee has paid to the Agent a processing fee in the amount of $3,500.

            (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its and the Borrower's consent, if applicable, with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations

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

      hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

            (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it and the Borrower, if applicable, consent to such assignment in accordance with Section 9.9(a)), the Borrower shall, at the request of the applicable new Assignee, execute and deliver to the Agent, a Note evidencing a new Assignee's assigned Loan and Commitment. Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitment arising therefrom. The Commitment allocated to each Assignee shall reduce the Commitment of the assigning Bank pro tanto.

            (d) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent's Payment Office (or such other office determined by the Agent) a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amounts of the Loan owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

            (e) Any Bank, with notice to the Borrower, may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating interests in the Loan, the Commitment and the other interests of such Bank (the "originating Bank") hereunder and under the other Loan Documents; provided that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 9.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.1, 3.3 and 9.5 as though it were also a Bank hereunder, and shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the

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

      occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.3 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 8.11 as though it were a Bank.

            (f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

      9.10 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any Subsidiary, or by the Agent on the Borrower's or any Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Bank; provided that any Bank may disclose such information
(A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors (it being understood that such auditors and other advisors shall be required to maintain the confidentiality of such information to the same extent as such Bank); (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates which shall be bound by the terms of this Section 9.10.

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

      9.11 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Borrower against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application.

      9.12 Automatic Debits of Fees. With respect to any fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, CNAI or the Arranger, the Borrower irrevocably authorizes CNAI to debit any deposit account of the Borrower with CNAI in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in CNAI's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

      9.13 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

      9.14 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of a counterpart signature page hereto by facsimile shall be effective as delivery of an original counterpart hereof.

      9.15 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

      9.16 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

      9.17 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF

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THE STATE OF NEW YORK (INCLUDING  SECTION 5-1401 OF THE GENERAL  OBLIGATIONS LAW
OF THE STATE OF NEW YORK), WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER, THE
      AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

      9.18 Waiver of Jury Trial. THE BORROWER, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION,
PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      9.19 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

      9.20 USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

      IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Agent and the Banks will ask for the Borrower's name, residential address, tax identification number, date of birth, and other information that will allow the Agent and the Banks to identify the Borrower, and, if the Borrower is not an individual, the Agent and the Banks will ask for the Borrower's name, tax identification number, business address, and other information that will allow the Agent and the Banks to identify the Borrower. The Agent and the Banks may also ask, if the Borrower is an individual, to see the Borrower's driver's license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower's legal organizational documents or other identifying documents.

      The Borrower agrees that it will provide any such requested information to the Agent and the Banks promptly upon request.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                     NUVEEN INVESTMENTS, INC.

                                     By: /s/ Peter H. D'Arrigo
                                     Name: Peter H. D'Arrigo
                                     Title: VP and Treasurer

                                     CITICORP NORTH AMERICA, INC., as
                                     Administrative Agent and as a Lender

                                     By: /s/ Matthew Nicholls
                                     Name: Matthew Nicholls
                                     Title: Director

                                  SCHEDULE 1.1

                                  PRICING GRID


                                  Applicable Facility          Applicable
                                        Fee Rate                 Margin
                                        --------                 ------
Pricing Level I                          0.090%                  0.335%
Pricing Level II                         0.100%                  0.400%
Pricing Level III                        0.130%                  0.470%

         Pricing Level I exists when the Leverage Ratio is less-than 1.00x.

         Pricing Level II exists when the Leverage Ratio is greater-than or equal to 1.00x and less-than 2.00x.

         Pricing Level III exists when the Leverage Ratio is greater-than or equal to 2.00x.

         The Applicable Margin shall increase (i) by 0.25% at each Pricing Level on September 30, 2005 and (ii) by an additional 0.25% at each Pricing Level on December 31, 2005. Without limiting the foregoing, from the date on which the aggregate outstanding principal amount of the Loans first exceeds $375,000,000, the Applicable Margin shall increase by (x) 0.050% with respect to Pricing Level I, (y) 0.075% with respect to Pricing Level II and (z) 0.100% with respect to Pricing Level III.